Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Third Fiscal Quarter 2024 Financial Results

and Declares Quarterly Distribution of $0.55 Per Share

LOS ANGELES, CA, August 1, 2024 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended June 30, 2024.

Financial Highlights for the Quarter Ended June 30, 2024

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Total investment income was $95.0 million ($1.16 per share) for the third fiscal quarter of 2024, as compared with $94.0 million ($1.18 per share) for the second fiscal quarter of 2024. The increase was primarily driven by higher interest income as a result of the growth in the investment portfolio and higher original issue discount (“OID”) accretion driven by purchase premium acceleration in the prior quarter from the repayment of certain investments acquired in the mergers with Oaktree Strategic Income Corporation (“OCSI”) and Oaktree Strategic Income II, Inc. (“OSI2”). This was partially offset by the impact of certain investments that were placed on non-accrual status and a decrease in amendment fees. Adjusted total investment income was $95.6 million ($1.17 per share) for the third fiscal quarter, as compared with $97.3 million ($1.22 per share) for the second fiscal quarter of 2024. The decrease was primarily driven by lower interest income due to the impact of certain investments that were placed on non-accrual status and lower OID acceleration from investment repayments as well as a decrease in amendment fees. This was partially offset by higher coupon interest income as a result of the growth in the investment portfolio.

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GAAP net investment income was $44.6 million ($0.54 per share) for the third fiscal quarter of 2024, as compared with $41.4 million ($0.52 per share) for the second fiscal quarter of 2024. The increase for the quarter was primarily driven by lower part I incentive fees (net of fees waived) and higher total investment income, partially offset by higher interest expense.

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Adjusted net investment income was $45.2 million ($0.55 per share) for the third fiscal quarter of 2024, as compared with $44.7 million ($0.56 per share) for the second fiscal quarter of 2024. The increase for the quarter was primarily driven by lower part I incentive fees (net of fees waived), partially offset by lower adjusted total investment income and higher interest expense. The per share decrease for the quarter was driven by an increase in weighted average shares outstanding.

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Net asset value (“NAV”) per share was $18.19 as of June 30, 2024, down as compared with $18.72 as of March 31, 2024. The decline from March 31, 2024 primarily reflected unrealized losses on certain debt and equity investments.

•	Waived part I incentive fees of $3.2 million in addition to the $1.5 million of management fees waived for the quarter ended June 30, 2024.

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Originated $338.7 million of new investment commitments and received $185.5 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended June 30, 2024. The weighted average yield on new debt investments was 11.1%.

•	Total debt outstanding was $1,740.0 million as of June 30, 2024. The total debt to equity ratio was 1.16x, and the net debt to equity ratio was 1.10x, after adjusting for cash and cash equivalents.

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Liquidity as of June 30, 2024 was composed of $96.3 million of unrestricted cash and cash equivalents and $827.5 million of undrawn capacity under the Company’s credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $291.4 million, or $264.3 million excluding unfunded commitments to the Company’s joint ventures. Of the $264.3 million, approximately $219.4 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies or other restrictions.

•	A quarterly cash distribution was declared of $0.55 per share. The distribution is payable in cash on September 30, 2024 to stockholders of record on September 16, 2024.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said “Our fiscal third quarter results were supported by continued origination activity, which led to portfolio growth and increased coupon interest income. Our originations in the third quarter were $339 million of new investment commitments, while also realizing repayments and sales of $186 million.”

“We remain focused on shifting our investment composition to first lien loans and on improving our portfolio quality and performance in this changing market environment. During the quarter, however, we experienced challenges at certain portfolio investments, resulting in a decline in NAV and an increase in non-accruals,” Panossian added. “We continue to leverage our expertise in navigating turnarounds with the goal of achieving favorable outcomes on these investments and generating value for our shareholders.”

“In addition to the permanent management fee reduction that went into effect on July 1, 2024, we have announced an incentive fee waiver as part of our third quarter results, which demonstrates our commitment to shareholders. We remain confident in our strategy and the ability of our portfolio to deliver sustainable and attractive returns.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.55 per share. The distribution is payable in cash on September 30, 2024 to stockholders of record on September 16, 2024.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	June 30, 2024 (unaudited)	March 31, 2024 (unaudited)	June 30, 2023 (unaudited)
GAAP operating results:
Interest income	$85,953	$85,256	$95,310
PIK interest income	6,149	4,816	3,967
Fee income	1,460	2,546	1,573
Dividend income	1,404	1,411	1,050

Total investment income	94,966	94,029	101,900
Net expenses	50,391	52,662	53,487

Net investment income	44,575	41,367	48,413

Net realized and unrealized gains (losses), net of taxes	(43,455)	(32,030)	(11,728)

Net increase (decrease) in net assets resulting from operations	$1,120	$9,337	$36,685

Total investment income per common share	$1.16	$1.18	$1.32
Net investment income per common share	$0.54	$0.52	$0.63
Net realized and unrealized gains (losses), net of taxes per common share	$(0.53)	$(0.40)	$(0.15)
Earnings (loss) per common share — basic and diluted	$0.01	$0.12	$0.48
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$95,573	$97,340	$101,058
Adjusted net investment income	$45,182	$44,678	$47,571
Adjusted net realized and unrealized gains (losses), net of taxes	$(44,055)	$(35,344)	$(11,116)
Adjusted earnings (loss)	$1,127	$9,334	$36,455
Adjusted total investment income per share	$1.17	$1.22	$1.31
Adjusted net investment income per share	$0.55	$0.56	$0.62
Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.54)	$(0.44)	$(0.14)
Adjusted earnings (loss) per share	$0.01	$0.12	$0.47

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the merger of OCSI with and into the Company in March 2021 (the “OCSI Merger”) and the merger of OSI2 with and into the Company in January 2023 (the “OSI2 Merger”) and, in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	June 30, 2024 (unaudited)		March 31, 2024 (unaudited)		June 30, 2023 (unaudited)
Select balance sheet and other data:
Cash and cash equivalents	$96,321		$125,031		$59,704
Investment portfolio at fair value	3,121,703		3,047,445		3,135,619
Total debt outstanding (net of unamortized financing costs)	1,697,164		1,635,642		1,740,066
Net assets	1,496,133		1,524,099		1,509,441
Net asset value per share	18.19		18.72		19.58
Total debt to equity ratio	1.16	x	1.10	x	1.18	x
Net debt to equity ratio	1.10	x	1.02	x	1.14	x

Adjusted total investment income for the quarter ended June 30, 2024 was $95.6 million and included $86.6 million of interest income from portfolio investments, $6.1 million of payment-in-kind (“PIK”) interest income, $1.5 million of fee income and $1.4 million of dividend income. The $1.8 million decline in adjusted total investment income was attributable to a $0.7 million decrease in interest income, which was attributable to certain investments that were placed on non-accrual status and lower OID acceleration from investment repayments and was partially offset by higher coupon interest income as a result of the growth in the investment portfolio. Also contributing to the decline was a $1.1 million decrease in fee income which was primarily due to lower amendment fees.

Net expenses for the quarter ended June 30, 2024 totaled $50.4 million, down $2.3 million from the quarter ended March 31, 2024. The decrease for the quarter was primarily driven by $3.3 million lower part I incentive fees (net of fees waived) as a result of the Part I incentive fees waived by Oaktree during the quarter, partially offset by $0.6 million of higher interest expense from an increase in borrowings and $0.2 million of higher general and administrative expenses.

Adjusted net investment income was $45.2 million ($0.55 per share) for the quarter ended June 30, 2024, as compared to $44.7 million ($0.56 per share) for the quarter ended March 31, 2024. The increase of $0.5 million for the quarter reflected $2.3 million of lower net expenses, partially offset by $1.8 million of lower adjusted total investment income. The per share decrease for the quarter was driven by an increase in weighted average shares outstanding.

Adjusted net realized and unrealized losses, net of taxes, was $44.1 million for the quarter ended June 30, 2024, primarily reflecting realized and unrealized losses on certain debt and equity investments.

Portfolio and Investment Activity

	As of

($ in thousands)	June 30, 2024 (unaudited)	March 31, 2024 (unaudited)	June 30, 2023 (unaudited)
Investments at fair value	$3,121,703	$3,047,445	$3,135,619
Number of portfolio companies	158	151	156
Average portfolio company debt size	$19,900	$20,100	$19,800

Asset class:
First lien debt	82.5%	80.8%	76.5%
Second lien debt	3.5%	5.4%	12.0%
Unsecured debt	3.8%	2.6%	1.7%
Equity	4.2%	4.8%	3.8%
JV interests	6.0%	6.4%	6.0%

Non-accrual debt investments:
Non-accrual investments at fair value	$110,599	$69,128	$91,152
Non-accrual investments at cost	172,827	127,720	111,732
Non-accrual investments as a percentage of debt investments at fair value	3.7%	2.4%	3.1%
Non-accrual investments as a percentage of debt investments at cost	5.7%	4.3%	3.6%
Number of investments on non-accrual	8	5	5

Interest rate type:
Percentage floating-rate	85.3%	85.4%	86.0%
Percentage fixed-rate	14.7%	14.6%	14.0%

Yields:
Weighted average yield on debt investments[1]	11.9%	12.2%	12.3%
Cash component of weighted average yield on debt investments	10.6%	11.0%	11.4%
Weighted average yield on total portfolio investments[2]	11.5%	11.7%	11.8%

Investment activity:
New investment commitments	$338,700	$395,600	$251,000
New funded investment activity[3]	$293,200	$377,400	$243,300
Proceeds from prepayments, exits, other paydowns and sales	$185,500	$322,600	$261,000
Net new investments[4]	$107,700	$54,800	$(17,700)
Number of new investment commitments in new portfolio companies	11	20	6
Number of new investment commitments in existing portfolio companies	9	15	4
Number of portfolio company exits	3	15	16

1 Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

2 Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

3 New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.

4 Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of June 30, 2024, the fair value of the investment portfolio was $3.1 billion and was composed of investments in 158 companies. These included debt investments in 141 companies, equity investments in 42 companies, and the Company’s joint venture investments in SLF JV I and OCSI Glick JV LLC (“Glick JV”). 27 of the equity investments were in companies in which the Company also had a debt investment.

As of June 30, 2024, 94.9% of the Company’s portfolio at fair value consisted of debt investments, including 82.5% of first lien loans, 3.5% of second lien loans and 9.0% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 80.8% of first lien loans, 5.4% of second lien loans and 7.9% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of March 31, 2024.

As of June 30, 2024, there were eight investments on non-accrual status, which represented 5.7% and 3.7% of the debt portfolio at cost and fair value, respectively. This is up from five investments on non-accrual status in the prior quarter, which represented 4.3% and 2.4% of the debt portfolio at cost and fair value, respectively.

SLF JV I

The Company’s investments in SLF JV I totaled $138.5 million at fair value as of June 30, 2024, down 2.7% from $142.3 million as of March 31, 2024. The decrease was primarily driven by SLF JV I’s use of leverage and unrealized depreciation in the underlying investment portfolio.

As of June 30, 2024, SLF JV I had $390.8 million in assets, including senior secured loans to 49 portfolio companies. This compared to $398.7 million in assets, including senior secured loans to 54 portfolio companies, as of March 31, 2024. SLF JV I generated cash interest income of $3.5 million for the Company during the quarter ended June 30, 2024, consistent with the prior quarter. In addition, SLF JV I generated dividend income of $1.4 million for the Company during the quarter ended June 30, 2024, consistent with the prior quarter. As of June 30, 2024, SLF JV I had $72.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $270 million senior revolving credit facility, and its debt to equity ratio was 1.3x.

Glick JV

The Company’s investments in Glick JV totaled $49.9 million at fair value as of June 30, 2024, down 2.8% from $51.3 million as of March 31, 2024. The decrease was primarily driven by SLF JV I’s use of leverage and unrealized depreciation in the underlying investment portfolio.

As of June 30, 2024, Glick JV had $150.2 million in assets, including senior secured loans to 45 portfolio companies. This compared to $154.7 million in assets, including senior secured loans to 49 portfolio companies, as of March 31, 2024. Glick JV generated cash interest income of $1.5 million during the quarter ended June 30, 2024, consistent with the prior quarter. As of June 30, 2024, Glick JV had $22.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $100 million senior revolving credit facility, and its debt to equity ratio was 1.5x.

Liquidity and Capital Resources

As of June 30, 2024, the Company had total principal value of debt outstanding of $1,740.0 million, including $790.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025, $350.0 million of the 2.700% Notes due 2027 and $300.0 million of the 7.100% Notes due 2029. The funding mix was composed of 45% secured and 55% unsecured borrowings as of June 30, 2024. The Company was in compliance with all financial covenants under its credit facilities as of June 30, 2024.

As of June 30, 2024, the Company had $96.3 million of unrestricted cash and cash equivalents and $827.5 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of June 30, 2024, unfunded investment commitments were $291.4 million, or $264.3 million excluding unfunded commitments to the Company’s joint ventures. Of the $264.3 million, approximately $219.4 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies or other restrictions. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to invest in market opportunities as they arise.

As of June 30, 2024, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreements, was 7.0%, unchanged from March 31, 2024.

The Company’s total debt to equity ratio was 1.16x and 1.10x as of each of June 30, 2024 and March 31, 2024, respectively. The Company’s net debt to equity ratio was 1.10x and 1.02x as of each of June 30, 2024 and March 31, 2024, respectively.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the OCSI Merger and the OSI2 Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

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“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

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“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

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“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

The OCSI Merger and the OSI2 Merger (the “Mergers”) were accounted for as asset acquisitions in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to each of the stockholders of OCSI and OSI2 were allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired investments under ASC 805 that, in aggregate, was different than the historical cost basis of the acquired investments prior to the OCSI Merger or the OSI2 Merger, as applicable. Additionally, immediately following the completion of the Mergers, the acquired investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation/depreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete/amortize over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation/depreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete/amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain/loss with a corresponding reversal of the unrealized appreciation/depreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the income resulting from the new cost basis of the investments acquired in the Mergers because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its second amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income and gain/loss resulting from the Mergers and are used by management to evaluate the economic earnings of its investment portfolio. Moreover,

1 Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months ended June 30, 2024, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the three months ended June 30, 2024, no amounts were payable under the A&R Advisory Agreement.

these metrics more closely align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended
	June 30, 2024 (unaudited)		March 31, 2024 (unaudited)		June 30, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP total investment income	$94,966	$1.16	$94,029	$1.18	$101,900	$1.32
Interest income amortization (accretion) related to merger accounting adjustments	607	0.01	3,311	0.04	(842)	(0.01)

Adjusted total investment income	$95,573	$1.17	$97,340	$1.22	$101,058	$1.31

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:
	For the three months ended
	June 30, 2024 (unaudited)		March 31, 2024 (unaudited)		June 30, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$44,575	$0.54	$41,367	$0.52	$48,413	$0.63
Interest income amortization (accretion) related to merger accounting adjustments	607	0.01	3,311	0.04	(842)	(0.01)
Part II incentive fee	—	—	—	—	—	—

Adjusted net investment income	$45,182	$0.55	$44,678	$0.56	$47,571	$0.62

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:
	For the three months ended
	June 30, 2024 (unaudited)		March 31, 2024 (unaudited)		June 30, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net realized and unrealized gains (losses), net of taxes	$(43,455)	$(0.53)	$(32,030)	$(0.40)	$(11,728)	$(0.15)
Net realized and unrealized gains (losses) related to merger accounting adjustments	(600)	(0.01)	(3,314)	(0.04)	612	0.01

Adjusted net realized and unrealized gains (losses), net of taxes	$(44,055)	$(0.54)	$(35,344)	$(0.44)	$(11,116)	$(0.14)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended
	June 30, 2024 (unaudited)		March 31, 2024 (unaudited)		June 30, 2023 (unaudited)
($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net increase (decrease) in net assets resulting from operations	$1,120	$0.01	$9,337	$0.12	$36,685	$0.48
Interest income amortization (accretion) related to merger accounting adjustments	607	0.01	3,311	0.04	(842)	(0.01)
Net realized and unrealized gains (losses) related to merger accounting adjustments	(600)	(0.01)	(3,314)	(0.04)	612	0.01

Adjusted earnings (loss)	$1,127	$0.01	$9,334	$0.12	$36,455	$0.47

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its third fiscal quarter 2024 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on August 1, 2024. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 8388100, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, including the impacts of inflation and elevated interest rates; (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflicts in Ukraine and Israel), natural disasters, pandemics or cybersecurity incidents; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (v) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Dane Kleven

(213) 356-3260

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	June 30, 2024 (unaudited)	March 31, 2024 (unaudited)	September 30, 2023
ASSETS
Investments at fair value:
Control investments (cost June 30, 2024: $369,660; cost March 31, 2024: $366,987; cost September 30, 2023: $345,245)	$299,072	$313,979	$297,091
Affiliate investments (cost June 30, 2024: $38,101; cost March 31, 2024: $38,016; cost September 30, 2023: $24,898)	35,396	35,635	23,349
Non-control/Non-affiliate investments (cost June 30, 2024: $2,885,171; cost March 31, 2024: $2,838,769; cost September 30, 2023: $2,673,976)	2,787,235	2,697,831	2,571,980

Total investments at fair value (cost June 30, 2024: $3,292,932; March 31, 2024: $3,243,772; cost September 30, 2023: $3,044,119)	3,121,703	3,047,445	2,892,420
Cash and cash equivalents	96,321	125,031	136,450
Restricted cash	10,993	12,461	9,089
Interest, dividends and fees receivable	27,609	36,504	44,570
Due from portfolio companies	954	1,797	6,317
Receivables from unsettled transactions	18,760	20,372	55,441
Due from broker	30,310	40,630	54,260
Deferred financing costs	12,418	11,113	12,541
Deferred offering costs	78	90	160
Derivative assets at fair value	436	—	4,910
Other assets	2,599	2,496	1,681

Total assets	$3,322,181	$3,297,939	$3,217,839

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$4,070	$3,775	$2,950
Base management fee and incentive fee payable	15,415	18,556	19,547
Due to affiliate	4,803	3,773	4,310
Interest payable	19,329	16,069	16,007
Payables from unsettled transactions	51,595	61,020	11,006
Derivative liabilities at fair value	33,672	35,005	47,519
Deferred tax liability	—	—	5
Credit facilities payable	790,000	730,000	710,000
Unsecured notes payable (net of $5,468, $6,001 and $7,076 of unamortized financing costs as of June 30, 2024, March 31, 2024 and September 30, 2023, respectively)	907,164	905,642	890,731

Total liabilities	1,826,048	1,773,840	1,702,075

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 82,245, 81,396 and 77,225 shares issued and outstanding as of June 30, 2024, March 31, 2024 and September 30, 2023, respectively	822	814	772
Additional paid-in-capital	2,264,449	2,248,363	2,166,330
Accumulated overdistributed earnings	(769,138)	(725,078)	(651,338)

Total net assets (equivalent to $18.19, $18.72 and $19.63 per common share as of June 30, 2024, March 31, 2024 and September 30, 2023, respectively)	1,496,133	1,524,099	1,515,764

Total liabilities and net assets	$3,322,181	$3,297,939	$3,217,839

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30, 2024 (unaudited)	Three months ended March 31, 2024 (unaudited)	Three months ended June 30, 2023 (unaudited)	Nine months ended June 30, 2024 (unaudited)	Nine months ended June 30, 2023 (unaudited)
Interest income:
Control investments	$5,924	$5,949	$5,568	$17,878	$15,326
Affiliate investments	192	10	681	526	1,970
Non-control/Non-affiliate investments	78,681	77,803	88,069	239,205	234,516
Interest on cash and cash equivalents	1,156	1,494	992	5,014	2,221

Total interest income	85,953	85,256	95,310	262,623	254,033

PIK interest income:
Control investments	677	598	—	1,819	—
Affiliate investments	11	—	—	11	—
Non-control/Non-affiliate investments	5,461	4,218	3,967	12,984	14,220

Total PIK interest income	6,149	4,816	3,967	14,814	14,220

Fee income:
Control investments	13	13	13	39	38
Affiliate investments	—	—	5	5	15
Non-control/Non-affiliate investments	1,447	2,533	1,555	5,269	5,921

Total fee income	1,460	2,546	1,573	5,313	5,974

Dividend income:
Control investments	1,400	1,400	1,050	4,200	3,150
Non-control/Non-affiliate investments	4	11	—	30	4

Total dividend income	1,404	1,411	1,050	4,230	3,154

Total investment income	94,966	94,029	101,900	286,980	277,381

Expenses:
Base management fee	11,781	11,604	11,983	34,862	33,383
Part I incentive fee	8,341	8,452	9,590	25,821	26,300
Professional fees	1,091	1,213	1,387	3,808	4,962
Directors fees	160	160	160	480	480
Interest expense	32,513	31,881	30,793	96,564	79,316
Administrator expense	391	326	322	1,083	935
General and administrative expenses	824	526	752	1,941	2,753

Total expenses	55,101	54,162	54,987	164,559	148,129
Management fees waived	(1,500)	(1,500)	(1,500)	(4,500)	(4,025)
Part I incentive fees waived	(3,210)	—	—	(3,210)	—

Net expenses	50,391	52,662	53,487	156,849	144,104

Net investment income before taxes	44,575	41,367	48,413	130,131	133,277
Excise tax	—	—	—	—	(78)

Net investment income	44,575	41,367	48,413	130,131	133,199

Unrealized appreciation (depreciation):
Control investments	(17,580)	(6,193)	734	(22,434)	(900)
Affiliate investments	(324)	93	149	(1,156)	(302)
Non-control/Non-affiliate investments	42,997	(21,396)	(6,497)	3,986	(36,296)
Foreign currency forward contracts	1,106	2,244	4,575	(4,474)	(4,802)

Net unrealized appreciation (depreciation)	26,199	(25,252)	(1,039)	(24,078)	(42,300)

Realized gains (losses):
Control investments	—	—	—	786	—
Non-control/Non-affiliate investments	(69,163)	(5,433)	(4,294)	(87,936)	(14,404)
Foreign currency forward contracts	(289)	(1,170)	(6,309)	2,642	(5,513)

Net realized gains (losses)	(69,452)	(6,603)	(10,603)	(84,508)	(19,917)

(Provision) benefit for taxes on realized and unrealized gains (losses)	(202)	(175)	(86)	(553)	397

Net realized and unrealized gains (losses), net of taxes	(43,455)	(32,030)	(11,728)	(109,139)	(61,820)

Net increase (decrease) in net assets resulting from operations	$1,120	$9,337	$36,685	$20,992	$71,379

Net investment income per common share — basic and diluted	$0.54	$0.52	$0.63	$1.63	$1.89
Earnings (loss) per common share — basic and diluted	$0.01	$0.12	$0.48	$0.26	$1.01
Weighted average common shares outstanding — basic and diluted	81,830	79,763	77,080	79,804	70,431